Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS FIRST QUARTER 2014
RESULTS, PROVIDES OPERATIONAL UPDATE AND INCREASES GUIDANCE
DALLAS, Texas, May 6, 2014 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Eagle Ford operations in South Texas and its Permian Basin operations in Southeast New Mexico and West Texas, today reported financial and operating results for the three months ended March 31, 2014 and increased full-year 2014 guidance estimates. Headlines include the following:

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Record quarterly oil production of 661,000 Bbl for the three months ended March 31, 2014, a year-over-year increase of 44% from 460,000 Bbl produced in the three months ended March 31, 2013, and a sequential increase of 9% from 608,000 Bbl produced in the three months ended December 31, 2013.

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Average daily oil equivalent production of 11,904 BOE per day for the quarter ended March 31, 2014, consisting of 7,344 Bbl of oil per day and 27.4 MMcf of natural gas per day, a year-over-year BOE increase of 9% from 10,897 BOE per day, consisting of 5,115 Bbl of oil per day and 34.7 MMcf of natural gas per day, for the quarter ended March 31, 2013.

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Oil and natural gas revenues of $78.9 million for the quarter ended March 31, 2014, a year-over-year increase of 33% from $59.3 million reported for the quarter ended March 31, 2013, and a sequential increase of 13% from $69.7 million for the quarter ended December 31, 2013.

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Adjusted EBITDA of $56.3 million for the first quarter of 2014, a year-over-year increase of 39% from $40.7 million reported for the first quarter of 2013, and a sequential increase of 15% from $48.8 million for the fourth quarter of 2013.

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Added approximately 16,100 gross (11,400 net) acres primarily in Loving County, Texas and Lea and Eddy Counties, New Mexico between January 1 and May 6, 2014, bringing the Company's total acreage position in the Permian Basin to approximately 87,000 gross (56,200 net) acres.

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Updated its full-year 2014 guidance estimates as provided at its Analyst Day on December 12, 2013 to adjust for (1) an increase in estimated capital expenditures from $440 million to $540 million to account for larger than expected Permian Basin and Eagle Ford acreage acquisitions and for increases in non-operated Haynesville shale drilling activity, (2) an approximately 18% increase in estimated natural gas production from 13.5 to 15.0 Bcf to 16.0 to 17.5 Bcf, (3) an increase in estimated oil and natural gas revenues from $325 to $355 million to $380 to $400 million and (4) an increase in estimated Adjusted EBITDA from $235 to $265 million to $270 to $290 million. Further, the Company guides investors to the high end of its 2014 estimated oil production range of 2.8 million to 3.1 million barrels.

First Quarter 2014 Financial Results

Joseph Wm. Foran, Matador's Chairman and CEO, commented, “The Matador staff delivered strong operating, land acquisition and financial results in the first quarter of 2014. We achieved record quarterly oil production of 661,000 Bbl, or about 7,344 Bbl of oil per day, which exceeded our expectations for the quarter and which we achieved despite having as much as 15 to 20% of our production capacity shut in or restricted at various times throughout this period while offsetting wells were drilled and completed. Oil production for the first quarter of 2014 increased 44%, as compared to 460,000 Bbl of oil produced during the first quarter of 2013, and increased 9% sequentially from 608,000 Bbl produced in the fourth quarter of 2013. These strong oil production results reflect the continued execution and improvement in the frac designs and production techniques in our Eagle Ford development program, as well as better-than-expected results from our initial wells in the Permian Basin. Although our natural gas production of approximately 2.5 Bcf, or about 27.4 MMcf per day, was below our expectations for the first quarter of 2014, these results reflected the effects of production shut-ins and timing issues associated with initial production from a number of non-operated wells, particularly in the Haynesville. These issues were temporary, and as of early May, our natural gas production is back above expected levels at approximately 42 MMcf per day. Further, we are increasing our 2014 natural gas production guidance by approximately 18% from 13.5 to 15.0 Bcf to 16.0 to 17.5 Bcf due to a significant increase in anticipated drilling activity by our non-operated partners, primarily Chesapeake, in the Haynesville shale.

“Our oil and natural gas revenues of $78.9 million for the first quarter of 2014 represent a 33% increase from $59.3 million reported in the first quarter of 2013 and a 13% sequential increase from $69.7 million reported in the fourth quarter of 2013. In addition, we reported Adjusted EBITDA of $56.3 million for the first quarter of 2014, an increase of 39%, as compared to $40.7 million reported in the first quarter of 2013, and a 15% sequential increase from $48.8 million reported for the fourth quarter of 2013. This growth is due primarily to growth in our oil production rates, and we expect this growth to continue throughout the year.

“We are especially pleased by the performance of our initial horizontal wells in the Permian Basin. The Ranger 33 State Com #1H well, completed in the Second Bone Spring sand in Lea County, New Mexico, has produced 87,000 BOE, including almost 80,000 Bbl of oil (91% oil) in its first six months of production, and continues to produce between 450 and 500 Bbl of oil per day. The Dorothy White #1H well, completed in the Wolfcamp “A” formation in Loving County, Texas, has produced almost 100,000 BOE in just under four months of production and is currently flowing approximately 1.8 MMcf of natural gas per day and 600 Bbl of oil per day at about 2,700 psi surface pressure. Our third horizontal well, the Rustler Breaks 12-24-27 #1H well, a Wolfcamp “B” completion in Eddy County, New Mexico, has just recently been connected to a gas pipeline and is currently flowing at approximately 1,160 BOE per day, including 3.6 MMcf of natural gas per day and 560 Bbl of oil per day (48% oil) at about 2,750 psi flowing tubing pressure on a 20/64th inch choke. Initial production to sales from the Rustler Breaks 12-24-27 #1H has exceeded the 24-hour initial potential test results we reported in March of 987 BOE per day, including 3.3 MMcf of natural gas per day and 436 Bbl of oil per day (44% oil) at about 3,000 psi on a 24/64th inch choke. Not only has each of these wells exceeded our expectations, but we are also particularly pleased by the shallow declines exhibited thus far by both the Ranger 33 State Com #1H and the Dorothy White #1H wells.

“Due to a temporary drilling contract overlap, we are currently operating two rigs in the Permian Basin. We are using this second rig in the Permian to drill the next two wells on our Wolf prospect — the Norton Schaub #1H and the Arno #1H wells — and we are considering keeping this rig in the Permian to accelerate the development of our Permian properties.

“We continue to increase our leasehold position in the Permian Basin and are pleased to report that we hold approximately 87,000 gross (56,200 net) acres in the Permian Basin, primarily in Loving County, Texas and Lea and Eddy Counties, New Mexico, that we believe to be prospective for the Wolfcamp and Bone Spring plays, as well as other targets. Of particular note, our Permian Basin acreage now includes approximately 10,900 gross (7,000 net) acres in the Loving County area. Since January 1, we have added approximately 5,700 gross (3,700 net) acres to our Loving County area leasehold position, with 1,800 gross (1,700 net) acres located adjacent to our existing Wolf prospect acreage. We have also added approximately 1,400 gross (1,300 net) acres in South Texas prospective for the Eagle Ford shale since the first of the year. We will continue our leasing efforts in all three of our operating areas, Permian, Eagle Ford and Haynesville, as opportunities arise.”

Three Months Ended March 31, 2014 as Compared to Three Months Ended March 31, 2013

Production and Revenues

Both average daily oil production and total oil production for the quarter ended March 31, 2014 were the best in Matador’s history. Oil production increased 44% from 460,000 Bbl of oil, or 5,115 Bbl of oil per day, in the first quarter of 2013, to approximately 661,000 Bbl of oil, or 7,344 Bbl of oil per day, during the first quarter of 2014. Oil production grew 9% sequentially from approximately 608,000 Bbl of oil, or 6,612 Bbl of oil per day, produced in the fourth quarter of 2013. Average daily oil equivalent production increased from 10,897 BOE per day (47% oil) during the first quarter of 2013 to 11,904 BOE per day (62% oil) in the first quarter of 2014. These year-over-year increases in the Company's average daily oil equivalent production and, in particular, the Company's average daily oil production, are primarily attributable to the success of the Company's ongoing drilling operations in the Eagle Ford shale, but also reflect the strong initial production performance of the Company’s first horizontal wells in the Delaware portion of the Permian Basin. Natural gas production decreased 21% from 3.1 Bcf, or 34.7 MMcf per day, in the first quarter of 2013, to approximately 2.5 Bcf, or 27.4 MMcf per day, during the first quarter of 2014. Although natural gas production was below the Company’s expectations for the first quarter of 2014, these results reflected the effects of production shut-ins and timing issues associated with delays in initial production from a number of non-operated wells, particularly in the Haynesville shale. These issues were temporary, and at May 6, 2014, the Company’s natural gas production was approximately 42 MMcf per day, back above expected levels as provided at Matador's Analyst Day on December 12, 2013. In addition, due to an increase in anticipated non-operated drilling activity on the Company’s Haynesville acreage throughout the remainder of 2014, at May 6, 2014, Matador is increasing its 2014 natural gas production guidance by approximately 18%, from 13.5 to 15.0 Bcf to 16.0 to 17.5 Bcf.

Oil and natural gas revenues increased 33% from $59.3 million during the first quarter of 2013 to $78.9 million in the first quarter of 2014. This increase in oil and natural gas revenues included an increase in oil revenues of $15.0 million and an increase in natural gas revenues of $4.6 million between the respective periods. Oil revenues increased 31% from $48.7 million for the three months ended March 31, 2013 to $63.7 million for the three months ended March 31, 2014. Natural gas revenues increased 43% from $10.6 million for the three months ended March 31, 2013 to $15.3 million for the three months ended March 31, 2014. The increase in oil revenues is attributable to increased oil production, as the weighted average oil price of $96.34 per Bbl realized in the first quarter of 2014 was less than the weighted average oil price of $105.72 per Bbl realized in the first quarter of 2013, but above the weighted average oil price of $90.91 per Bbl realized in the fourth quarter of 2013. The increase in natural gas revenues was attributable to a significantly higher weighted average natural gas price of $6.20 per Mcf realized in the first quarter of 2014, as compared to $3.41 per Mcf realized in the first quarter of 2013 and $4.86 per Mcf realized in the fourth quarter of 2013. This increase in the weighted average natural gas price reflects both the general improvement in natural gas prices, as well as the higher percentage of liquids-rich natural gas produced during the first quarter of 2014, as compared to the first quarter of 2013. In the first quarter of 2014, approximately 50% of the Company's natural gas production was liquids-rich natural gas, primarily in the Eagle Ford shale, as compared to 26% in the first quarter of 2013.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, increased 39% from $40.7 million for the three months ended March 31, 2013 to $56.3 million for the three months ended March 31, 2014. Sequentially, Adjusted EBITDA increased 15% from $48.8 million reported for the fourth quarter of 2013.

For a definition of Adjusted EBITDA and a reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Net Income (Loss)

For the quarter ended March 31, 2014, Matador reported net income of $16.4 million and earnings of $0.25 per common share, as compared to a net loss of $15.5 million and a loss of $0.28 per common share for the quarter ended March 31, 2013. The Company's earnings per share for the quarter ended March 31, 2014 were unfavorably impacted by a non-cash unrealized loss on derivatives of $3.1 million recorded during the quarter, primarily from its hedging activities on oil.

Quarterly Sequential Financial Results

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Oil production increased 9% from approximately 608,000 Bbl, or 6,612 Bbl of oil per day, in the fourth quarter of 2013 to approximately 661,000 Bbl, or 7,344 Bbl of oil per day, in the first quarter of 2014.

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Oil and natural gas revenues increased 13% from $69.7 million in the fourth quarter of 2013 to $78.9 million in the first quarter of 2014. The Company realized a weighted average oil price of $96.34 per Bbl and a weighted average natural gas price of $6.20 per Mcf during the first quarter of 2014, as compared to $90.91 per Bbl and $4.86 per Mcf, respectively, during the fourth quarter of 2013.

•	Adjusted EBITDA increased 15% from $48.8 million in the fourth quarter of 2013 to $56.3 million in the first quarter of 2014.

Operating Expenses Update

Production Taxes and Marketing

Production taxes and marketing expenses increased from $4.1 million (or $4.18 per BOE) for the three months ended March 31, 2013 to $6.0 million (or $5.61 per BOE) for the three months ended March 31, 2014. This increase was primarily due to the increase in oil and natural gas revenues by approximately 33% during the three months ended March 31, 2014, as compared to the three months ended March 31, 2013. The majority of this increase on both an absolute and a unit-of-production basis was attributable to production taxes associated with the increase in oil production and associated oil revenues during the three months ended March 31, 2014 resulting primarily from drilling operations in the Eagle Ford shale in South Texas, but also from initial production contributions from the Company’s first operated wells in the Permian Basin. Oil comprised 62% of the Company’s total production by volume in the first quarter of 2014, as compared to 47% in the first quarter of 2013.

Lease Operating Expenses (“LOE”)

Lease operating expenses decreased on both an absolute basis and a per unit-of-production basis from $10.9 million (or $11.11 per BOE) for the three months ended March 31, 2013 to $9.4 million (or $8.73 per BOE) for the three months ended March 31, 2014. The year-over-year decrease in total LOE reflects the progress the Company has made in reducing its lease operating expenses since the first quarter of 2013. Comparing these respective periods, LOE decreased 14% on an absolute basis and 21% on a unit-of-production basis, despite an increase in total oil and natural gas production of about 9% from 981,000 BOE to 1,071,000 BOE. This BOE increase includes a significant increase in oil production of 44% from approximately 460,000 Bbl to approximately 661,000 Bbl of oil, which normally results in higher LOE versus natural gas production. The Company attributes the decrease in LOE between the comparable periods primarily to (1) the installation of permanent production facilities on almost all of its properties, alleviating the need for the extended use of flowback equipment to produce newly completed Eagle Ford wells, (2) the early use of gas lift on most of its newly completed Eagle Ford wells and (3) a decrease in salt water disposal costs per unit of production, as well as a continued improvement in overall operational processes, in the Company’s South Texas operations.

Depletion, depreciation and amortization (“DD&A”)

Total depletion, depreciation and amortization expenses decreased from $28.2 million for the three months ended March 31, 2013 to $24.0 million for the three months ended March 31, 2014. On a unit-of-production basis, DD&A expenses decreased from $28.79 per BOE for the three months ended March 31, 2013, to $22.43 per BOE for the three months ended March 31, 2014, or a decrease of about 22%. The decrease in both the total and per-unit-of-production DD&A expenses was primarily attributable to the increase in the Company's estimated total proved oil and natural gas reserves between the comparable periods.

General and administrative (“G&A”)

Total general and administrative expenses increased from $4.6 million (or $4.69 per BOE) for the three months ended March 31, 2013 to $7.2 million (or $6.74 per BOE) for the three months ended March 31, 2014. The increase in G&A expenses for the three months ended March 31, 2014 was largely attributable to a $1.3 million increase in non-cash stock-based compensation costs to $1.8 million for the three months ended March 31, 2014, as compared to $0.5 million for the three months ended March 31, 2013. The increase in stock-based compensation expense is attributable to the continued vesting of awards granted in 2012 and 2013 and new awards granted in 2014, as well as the increased fair value of liability-based stock options during the three months ended March 31, 2014, resulting from the increase in the Company's share price by approximately 31% from $18.64 to $24.49 during the first quarter of 2014. The remaining increase in G&A expenses is due to additional personnel expenses associated with increases in staffing between the respective periods as Matador continues to grow to support its increased drilling and completion operations.

Operations Update
Eagle Ford Shale - South Texas

During the quarter ended March 31, 2014, Matador continued the development of its Eagle Ford shale properties in South Texas as planned. At May 6, 2014, the Company was running two contracted drilling rigs in the Eagle Ford — one in Karnes County and one in La Salle County — and plans to run these two rigs in South Texas throughout 2014. The Company plans to direct about $318 million of its 2014 estimated capital expenditures to the Eagle Ford and expects that the Eagle Ford will continue to be the primary driver of the Company’s growth in 2014. More specifically, during the first quarter of 2014, the Company completed and began producing oil and natural gas from 12 gross (11.0 net) Eagle Ford wells, including 11 gross (10.7 net) operated and 1 gross (0.3 net) non-operated wells. These first quarter operated completions included three wells on the Northcut lease and three wells on the Martin Ranch lease in La Salle County, three wells on the Pawelek lease in Karnes County and two wells on the Lewton lease in DeWitt County. The Company also participated in one non-operated well on its Northcut acreage in La Salle County. The Pawelek wells began producing in early February, the Martin Ranch wells began producing in late February and early March and the Lewton wells began producing at the very end of March, and thus, these eight wells did not contribute fully to the Company's first quarter 2014 production volumes. As a result of the Company’s batch drilling operations, increased completion activity and other operating practices aimed at cost savings, the protection of producing wells during the drilling and completion of offsetting wells, and efforts to manage bottomhole pressure through the practice of producing wells on restricted choke sizes, Matador had as much as 15 to 20% of its production capacity shut in or restricted at various times during the first quarter of 2014.

In April 2014, the Company replaced the drilling rig operating in the central portion of its acreage in Karnes and Wilson Counties with a new “walking” rig. The Company now has two “walking” rigs operating in the Eagle Ford and plans to conduct batch drilling operations on its properties using these two rigs for the balance of 2014. Matador has been conducting batch drilling operations on its western Eagle Ford acreage in La Salle County since

August 2013 and has achieved improvements in both drilling times and costs. Recent wells on the Company’s western acreage (e.g., the Martin Ranch and Northcut wells) have drilling times, from spud to total depth, of 8 to 10 days per well and total costs at or below $6.0 million per well. Recent wells in Matador’s central Eagle Ford acreage have been drilled and completed for between $7.0 and $7.5 million, and the Company expects to see further cost improvements with the initiation of batch drilling operations in this area. Matador expects that the use of these “walking” rigs, batch drilling and further process driven operational improvements will continue to result in additional cost savings in the Eagle Ford shale.

Permian Basin - Southeast New Mexico and West Texas

The performance to date of Matador's initial horizontal wells in the Permian Basin is very encouraging. The Ranger 33 State Com #1H well was completed in the Second Bone Spring sand in Lea County, New Mexico in late October 2013. In its first six months on production, including the initial cleanup phase, this well produced 87,000 BOE, including almost 80,000 Bbl of oil (91% oil), and continues to produce between 450 and 500 Bbl of oil per day with gas lift assist. The Dorothy White #1H well was completed in the Wolfcamp “A” formation in Loving County, Texas in January 2014. In its first four months on production, including the initial cleanup phase, this well produced almost 100,000 BOE (66% oil) and continues to flow approximately 600 Bbl of oil per day and 1.8 MMcf of natural gas per day at approximately 2,700 psi flowing surface pressure on a 22/64th inch choke. Matador’s third horizontal well, the Rustler Breaks 12-24-27 #1H well, a Wolfcamp “B” completion in Eddy County, New Mexico, was initially tested in early March 2014 at 987 BOE per day (44% oil), including 436 Bbl of oil per day and 3.3 MMcf of natural gas per day at 3,000 psi on a 24/64th inch choke during a 24-hour initial potential test. This well has recently been connected to a natural gas pipeline and is currently flowing approximately 1,160 BOE per day, including 3.6 MMcf of natural gas and 560 Bbl of oil, at 2,750 psi surface pressure on a 20/64th inch choke, above the well's initial 24-hour initial potential test results. Each of these wells has exceeded the Company's expectations, and Matador is especially pleased by the shallow declines exhibited by both the Ranger 33 State Com #1H and the Dorothy White #1H wells thus far, which it attributes to the effectiveness of the stimulation treatments performed on these wells.

At May 6, 2014, Matador had two contracted drilling rigs operating on its acreage in the Delaware portion of the Permian Basin — one in Lea County, New Mexico and one in Loving County, Texas. Matador's first rig is operating in Lea County, New Mexico and is drilling a two-well program (the Pickard Project) from a single surface pad in the northern portion of its Ranger/Querecho Plains prospect area in Lea County, New Mexico. The first well, the Pickard 20-18-24 #2H, is a Wolfcamp “D” test and the second well, the Pickard 20-18-24 #1H, is a Second Bone Spring sand test. After the Pickard 20-18-24 #1H well is drilled, Matador will complete both of these wells back-to-back. The Company estimates that initial flow test results will be available on these wells early in the third quarter. Matador is encouraged by the hydrocarbon shows it has encountered while drilling both vertically and horizontally through the Wolfcamp formation in this area. Consistent with the Company’s operating practices for initial wells drilled in new areas, Matador drilled a vertical pilot hole in the Pickard 20-18-24 #2H through the Wolfcamp formation to gather well log data and to assist in drilling the horizontal lateral in the Wolfcamp “D” interval and the subsequent horizontal lateral in the Second Bone Spring sand in the Pickard 20-18-24 #1H well.

Due to a temporary contract overlap resulting from initiating drilling operations with the second “walking” rig in the central portion of its Eagle Ford acreage in April 2014, Matador moved the rig then operating in the central Eagle Ford from Karnes County in South Texas to Loving County in West Texas. Matador is using this “second” rig in the Permian to drill the next two wells on its Wolf prospect — the Norton Schaub #1H and the Arno #1H. This temporary overlap was accounted for in the Company’s original 2014 guidance for estimated capital expenditures as provided at its Analyst Day on December 12, 2013. Given the initial performance of the Company’s Dorothy White #1H well and the results of other operators in the Loving County area, as well as Matador’s recent acquisition of approximately 5,700 gross (3,700 net) acres in the Loving County area, the Company is evaluating the possibility of continuing to operate this second rig in Loving County following the completion of these next two wells, thereby increasing the total number of rigs drilling for Matador for the remainder of the year from three rigs to four rigs: two in the Eagle Ford and two in the Permian.

Haynesville Shale - Northwest Louisiana and East Texas

Matador participated in 9 gross (0.4 net) non-operated Haynesville shale wells that were completed and placed on production during the first quarter of 2014. First production from several of these wells was delayed by the operators for various reasons until late in the first quarter, and as a result, most of these wells did not contribute fully to first quarter natural gas production as expected. These wells were all part of the 26 gross (1.5 net) non-operated Haynesville shale wells in which the Company expected to participate in 2014.

In addition to these anticipated Haynesville wells, Matador subsequently received notification of additional well proposals from a subsidiary of Chesapeake Energy Corporation (“Chesapeake”) regarding wells that Chesapeake expects to drill during the remainder of 2014 on Matador's Elm Grove acreage in southern Caddo Parish, Louisiana. Matador retains the right to participate for up to a 25% working interest in all wells drilled on this property, with its working interest proportionately reduced to the leasehold position in any individual drilling unit.

Under current proposals, at May 6, 2014, Matador has agreed to participate in 15 gross (3.4 net) wells at an estimated cost to the Company of approximately $28 million. These wells were not originally included in the Company’s capital expenditure estimates for 2014. Further, the Company now anticipates that Chesapeake may propose and drill as many as 30 total gross (6.3 net) wells on the Elm Grove acreage during 2014, inclusive of the previously proposed 15 gross (3.4 net) wells noted above, at a total estimated cost to Matador of approximately $50 million. Matador notes that this Elm Grove acreage in southern Caddo Parish is in the core of the play where some of the best Haynesville wells have been drilled, and the Company anticipates estimated ultimate recoveries of 8 to 12 Bcf per well in this area. As a result, Matador believes that its participation in these Chesapeake-operated Haynesville wells could generate very favorable returns at current natural gas prices. Chesapeake plans to drill these wells using batch drilling techniques and drilling rigs equipped with “walking” packages, similar to the Company’s operations in the Eagle Ford, to reduce well costs. Most of the upcoming wells drilled on this acreage will be drilled as “cross-unit” horizontal wells, which should increase the completed lateral length by about 10%, as compared to the initial wells drilled in these sections, which may further increase the natural gas recoveries from these wells. Matador's economics are further enhanced by the fact that the Company retained overriding royalty interests under many of its leases in this area as a result of its previous transaction with Chesapeake. As a result, the Company expects to have effective net revenue interests of 85 to 90%, proportionately reduced to its working interest, on many of these wells, which should further improve its returns. Finally, Matador has recently begun to take its natural gas production in kind from these properties, and effective January 1, 2014, the Company entered into a five-year natural gas gathering agreement for this natural gas production. The Company believes that taking this natural gas production in kind and transporting through this gathering agreement will further improve natural gas price realizations and reduce marketing and transportation fees and other costs previously associated with this production by an average of approximately $0.70 per MMBtu or more.

To account for these additional non-operated Haynesville wells to be drilled by Chesapeake on its Elm Grove properties, effective May 6, 2014, Matador is increasing its 2014 natural gas production guidance by approximately 18% from 13.5 to 15.0 Bcf to 16.0 to 17.5 Bcf. The Company expects that almost all of the impact of this increased non-operated Haynesville drilling will be observed during the third and fourth quarters of 2014. Matador, therefore, has included an estimated $50 million in additional capital expenditures associated with the drilling and completion of these Haynesville wells in its revised guidance for 2014 estimated total capital expenditures as provided below.

Acreage Acquisitions
Matador began 2014 with approximately 70,800 gross (44,800 net) acres in the Permian Basin in Southeast New Mexico and West Texas. Between January 1 and May 6, 2014, Matador acquired an additional 16,100 gross (11,400 net) acres in this area, virtually all in its Ranger/Querecho Plains and Indian Draw/Rustler Breaks prospect areas in Lea and Eddy Counties, New Mexico and in the Loving County, Texas area. Including these acreage acquisitions, at May 6, 2014, Matador’s total Permian Basin acreage position in Southeast New Mexico and West Texas is approximately 87,000 gross (56,200 net) acres. Of particular note, the Company holds 10,900 gross (7,000 net) acres in the Loving County area (including a few small tracts in Reeves and Ward Counties) at May 6, 2014. The Company has added 5,700 gross (3,700 net) acres to its Loving County leasehold position since January 1,

2014, of which 1,800 gross (1,700 net) acres are located adjacent to its Wolf prospect area. Matador has also been actively acquiring additional Eagle Ford acreage in South Texas. Between January 1 and May 6, 2014, Matador acquired approximately 1,400 gross (1,300 net) acres in La Salle County.

As a result of these recent targeted acreage acquisitions in the Permian Basin and the Eagle Ford shale, at May 6, 2014, Matador has incurred approximately $45 million in capital expenditures for leasehold and seismic data, which exceeds its 2014 planned capital expenditures for leasehold and seismic data acquisition of $30 million. In addition, the Company anticipates incurring an additional $35 million, primarily for leasehold acquisition, to continue adding to its leasehold positions in certain targeted operating areas in the Permian Basin and the Eagle Ford shale and also in the Haynesville shale as opportunities arise throughout the remainder of 2014. Thus, at May 6, 2014, the Company increased its 2014 estimated capital expenditures for land and seismic data acquisition from $30 million to $80 million.

Liquidity Update

At March 31, 2014, the borrowing base under the Company's revolving credit agreement (the “Credit Agreement”) was $385.0 million, based on the lenders' review of Matador's proved oil and natural gas reserves at December 31, 2013. At March 31, 2014, Matador had cash on hand totaling approximately $14.3 million, $270.0 million of outstanding long-term borrowings and approximately $0.3 million in outstanding letters of credit. These borrowings bore interest at an effective interest rate of 3.5% per annum. The Company expects to be able to access future borrowings under the Credit Agreement to fund portions of its remaining 2014 capital expenditure requirements in excess of amounts available from the Company's operating cash flows. Subsequent to March 31, 2014, the Company borrowed an additional $30.0 million to fund a portion of its working capital requirements and the acquisition of additional leasehold interests. At May 6, 2014, the Company had $300.0 million in borrowings outstanding under the Credit Agreement and approximately $0.6 million in outstanding letters of credit.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity.
At May 6, 2014, Matador had the following hedges in place, in the form of costless collars and swaps, for the remainder of 2014.

•	Approximately 1.8 million Bbl of oil at a weighted average floor price of $88 per Bbl and a weighted average ceiling price of $99 per Bbl.

•	Approximately 7.7 Bcf of natural gas at a weighted average floor price of $3.50 per MMBtu and a weighted average ceiling price of $4.93 per MMBtu.

•	Approximately 5.1 million gallons of natural gas liquids at a weighted average price of $1.25 per gallon.

2014 Guidance Update and Increased Capital Expenditures Guidance
Matador provides the following guidance update for 2014 compared to guidance previously announced at its Analyst Day presentation on December 12, 2013. At May 6, 2014, the Company is updating its guidance to adjust for: (1) an increase in estimated capital expenditures from $440 million to $540 million, including an additional $50 million for non-operated drilling activity in the Haynesville shale and an additional $50 million for leasehold and seismic data acquisition in the Company’s primary operating areas of the Permian Basin, Eagle Ford shale and Haynesville shale, (2) an approximately 18% increase in natural gas production from 13.5 to 15.0 Bcf to 16.0 to 17.5 Bcf, (3) an increase in estimated oil and natural gas revenues from $325 to $355 million to $380 to $400 million and (4) an increase in estimated Adjusted EBITDA from $235 to $265 million to $270 to $290 million. At May 6, 2014, the Company affirms its guidance for oil production of 2.8 million to 3.1 million barrels, but guides its investors to the high end of this range for 2014.

Conference Call Information

The Company will host a conference call on Wednesday, May 7, 2014, at 9:00 a.m. Central Daylight Time to discuss the first quarter 2014 financial and operational results. To access the conference call, domestic participants should dial (877) 474-9501 and international participants should dial (857) 244-7554. The participant passcode is 73884217. The conference call will also be available through the Company's website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. Domestic participants accessing the telephonic replay should dial (888) 286-8010 and international participants should dial (617) 801-6888. The participant passcode is 77542208. The replay for the event will also be available on the Company's website at www.matadorresources.com through Tuesday, May 27, 2014.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. In addition, Matador has a large exploratory leasehold position in Southwest Wyoming and adjacent areas of Utah and Idaho where it is testing the Meade Peak shale.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company's ability to execute its business plan, including whether our drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; its ability to make acquisitions on economically acceptable terms; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador's SEC filings, including the “Risk Factors” section of Matador's most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Investor Relations
(972) 371-5225
mschmitz@matadorresources.com

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	March 31, 2014	December 31, 2013
ASSETS
Current assets
Cash	$14,340	$6,287
Accounts receivable
Oil and natural gas revenues	31,793	25,823
Joint interest billings	5,554	4,785
Other	1,268	1,066
Derivative instruments	99	19
Deferred income taxes	2,806	1,636
Lease and well equipment inventory	923	785
Prepaid expenses	2,195	1,771
Total current assets	58,978	42,172
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	1,198,893	1,090,656
Unproved and unevaluated	222,580	194,306
Other property and equipment	31,464	29,910
Less accumulated depletion, depreciation and amortization	(493,025)	(468,995)
Net property and equipment	959,912	845,877
Other assets
Derivative instruments	267	173
Other assets	2,574	2,108
Total other assets	2,841	2,281
Total assets	$1,021,731	$890,330
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,328	$25,358
Accrued liabilities	109,158	63,987
Royalties payable	9,395	7,798
Derivative instruments	6,227	2,692
Income taxes payable	1,679	404
Other current liabilities	88	88
Total current liabilities	132,875	100,327
Long-term liabilities
Borrowings under Credit Agreement	270,000	200,000
Asset retirement obligations	9,019	7,309
Derivative instruments	—	253
Deferred income taxes	20,360	10,929
Other long-term liabilities	3,076	2,588
Total long-term liabilities	302,455	221,079
Shareholders’ equity
Common stock - $0.01 par value, 80,000,000 shares authorized; 67,114,432 and 66,958,867 shares issued; and 65,800,555 and 65,652,690 shares outstanding, respectively	671	670
Additional paid-in capital	550,048	548,935
Retained earnings	46,447	30,084
Treasury stock, at cost, 1,313,877 and 1,306,177 shares, respectively	(10,765)	(10,765)
Total shareholders’ equity	586,401	568,924
Total liabilities and shareholders’ equity	$1,021,731	$890,330

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended March 31,
	2014	2013
Revenues
Oil and natural gas revenues	$78,931	$59,319
Realized (loss) gain on derivatives	(1,843)	392
Unrealized loss on derivatives	(3,108)	(4,825)
Total revenues	73,980	54,886
Expenses
Production taxes and marketing	6,006	4,097
Lease operating	9,351	10,899
Depletion, depreciation and amortization	24,030	28,232
Accretion of asset retirement obligations	117	81
Full-cost ceiling impairment	—	21,230
General and administrative	7,219	4,602
Total expenses	46,723	69,141
Operating income (loss)	27,257	(14,255)
Other income (expense)
Interest expense	(1,396)	(1,271)
Interest and other income	38	67
Total other expense	(1,358)	(1,204)
Income (loss) before income taxes	25,899	(15,459)
Income tax provision
Current	1,275	46
Deferred	8,261	—
Total income tax provision	9,536	46
Net income (loss)	$16,363	$(15,505)
Earnings (loss) per common share:
Basic	$0.25	$(0.28)
Diluted	$0.25	$(0.28)

Weighted average common shares outstanding
Basic	65,684	55,272
Diluted	66,229	55,272

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended March 31,
	2014	2013
Operating activities
Net income (loss)	$16,363	$(15,505)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized loss on derivatives	3,108	4,825
Depletion, depreciation and amortization	24,030	28,232
Accretion of asset retirement obligations	117	81
Full-cost ceiling impairment	—	21,230
Stock-based compensation expense	1,795	492
Deferred income tax provision	8,261	—
Changes in operating assets and liabilities
Accounts receivable	(6,941)	1,752
Lease and well equipment inventory	(31)	121
Prepaid expenses	(424)	(493)
Other assets	(466)	(172)
Accounts payable, accrued liabilities and other current liabilities	(16,540)	(10,788)
Royalties payable	1,597	1,165
Advances from joint interest owners	—	1,034
Income taxes payable	1,275	46
Other long-term liabilities	(199)	209
Net cash provided by operating activities	31,945	32,229

Investing activities
Oil and natural gas properties capital expenditures	(92,891)	(83,387)
Expenditures for other property and equipment	(1,007)	(1,374)
Purchases of certificates of deposit	—	(61)
Maturities of certificates of deposit	—	150
Net cash used in investing activities	(93,898)	(84,672)
Financing activities
Borrowings under Credit Agreement	70,000	55,000
Proceeds from stock options exercised	6	—
Net cash provided by financing activities	70,006	55,000
Increase in cash	8,053	2,557
Cash at beginning of period	6,287	2,095
Cash at end of period	$14,340	$4,652

Matador Resources Company and Subsidiaries
SELECTED OPERATING DATA - UNAUDITED

	Three Months Ended March 31,
	2014	2013
Net Production Volumes:(1)
Oil (MBbl)	661	460
Natural gas (Bcf)	2.5	3.1
Total oil equivalent (MBOE)(2),(3)	1,071	981
Average daily production (BOE/d)(3)	11,904	10,897
Average Sales Prices:
Oil, with realized derivatives (per Bbl)	$94.91	$105.20
Oil, without realized derivatives (per Bbl)	$96.34	$105.72
Natural gas, with realized derivatives (per Mcf)	$5.83	$3.61
Natural gas, without realized derivatives (per Mcf)	$6.20	$3.41
Operating Expenses (per BOE):
Production taxes and marketing	$5.61	$4.18
Lease operating	$8.73	$11.11
Depletion, depreciation and amortization	$22.43	$28.79
General and administrative	$6.74	$4.69

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) Thousands of barrels of oil equivalent.
(3) Estimated using a conversion ratio of one Bbl of oil per six Mcf of natural gas.

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company's operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are forward-looking or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because the forward-looking Adjusted EBITDA numbers included in this press release are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items.

	Three Months Ended March 31,		Three Months Ended December 31,
(In thousands)	2014	2013	2013
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss)	$16,363	$(15,505)	$15,374
Interest expense	1,396	1,271	768
Total income tax provision	9,536	46	7,056
Depletion, depreciation and amortization	24,030	28,232	23,802
Accretion of asset retirement obligations	117	81	100
Full-cost ceiling impairment	—	21,230	—
Unrealized loss on derivatives	3,108	4,825	606
Stock-based compensation expense	1,795	492	1,134
Adjusted EBITDA	$56,345	$40,672	$48,840

	Three Months Ended March 31,		Three Months Ended December 31,
(In thousands)	2014	2013	2013
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$31,945	$32,229	$52,278
Net change in operating assets and liabilities	21,729	7,126	(3,630)
Interest expense	1,396	1,271	768
Current income tax provision	1,275	46	(576)
Adjusted EBITDA	$56,345	$40,672	$48,840